UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §14a-11(c) or Rule 14a-12

SENORX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

To our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of SenoRx, Inc. (“SenoRx”). The meeting will be held at our principal executive offices located at 3 Morgan, Irvine, California 92618 at 9:00 a.m. local time on June 8, 2010, for the following purposes:

1.
To elect three Class III directors, each to serve for a three-year term which will expire at the 2013 Annual Meeting of Stockholders or until such time as a successor has been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.
To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
The meeting will begin promptly at 9:00 a.m. local time, and check-in will begin at 8:30 a.m. local time. Only those who are SenoRx (Nasdaq: SENO) common stockholders of record at the close of business on April 14, 2010 will be entitled to receive notice of, and vote at, the Annual Meeting and any postponements or adjournments of the meeting. If you are a stockholder of record, you will be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present a statement from your broker, bank or other nominee, reflecting your beneficial ownership of SenoRx common stock as of April 14, 2010 as well as a proxy from the record-holder to you, for admission to the 2010 Annual Meeting. Please be prepared to provide this documentation if requested.

For a period of at least 10 days prior to the meeting, during normal business hours, at our principal executive offices located at 3 Morgan, Irvine, California 92618, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose in connection with the Annual Meeting.

By order of the Board of Directors,

By:	/s/ John T. Buhler
John T. Buhler
President, Chief Executive Officer and Director

Irvine, California
May 7, 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE, IN EACH CASE AS INSTRUCTED ON THE ENCLOSED PROXY CARD; OR, YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 8, 2010.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://investor.senorx.com/annuals.cfm.

i

REPORT OF THE AUDIT COMMITTEE	17
COMPENSATION DISCUSSION AND ANALYSIS	18

Compensation Components	18
Securities Authorized for Issuance Under Equity Compensation Plans	21
2009 Summary Compensation Table	22
Grants of Plan-Based Awards in 2009	23
Equity Incentive Awards Outstanding as of December 31, 2009	24
Option Exercise and Stock Vested in 2009	25
Employment Agreements	25
Nonqualified Deferred Compensation	25
Change in Control Benefits	25
2010 Compensation	27
Additional Matters Relating to Lloyd Malchow	27
Limitations on Liability and Indemnification	28
Board of Directors and Compensation Committee Interlocks and Insider Participation	28

REPORT OF COMPENSATION COMMITTEE	29

PROPOSAL ONE—ELECTION OF DIRECTORS	30

Classes of the Board of Directors	30
Nominees for Directors for Three-Year Term Ending 2013	30
Board of Directors’ Recommendation	31
Directors Continuing in Office Until 2011	31
Directors Continuing in Office Until 2012	31

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32

Board of Directors’ Recommendation	32
Fees Paid to Independent Auditors	32
Audit Fees	32
Pre-Approval Policy	32

OTHER MATTERS	33

ii

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

The Board of Directors of SenoRx, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2010 Annual Meeting of Stockholders to be held on June 8, 2010, beginning at 9:00 a.m., local time, at our principal executive offices located at 3 Morgan, Irvine, California 92618, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we,” “our,” “SenoRx” and the “Company” each refer to SenoRx, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 16, 2010, which you should read; and the term “Annual Meeting” means our 2010 Annual Meeting of Stockholders.

We are sending these proxy materials on or about May 7, 2010 (the “Proxy Date”), to all stockholders of record at the close of business on April 14, 2010 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was April 14, 2010. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?
At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of our Company and respond to questions from stockholders.

Who is entitled to attend the meeting?
You are entitled to attend the meeting only if you were a SenoRx stockholder (or joint holder) of record as of the close of business on April 14, 2010, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time.

Who is entitled to vote at the meeting?
Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

How many shares must be present or represented to conduct business?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What will be voted on at the meeting?
The items of business scheduled to be voted on at the meeting are as follows:

1. the election of three nominees to serve as Class III directors on our Board; and

2. the ratification of the appointment of our independent registered public accounting firm for the 2010 fiscal year.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares “FOR” the three director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm for the 2010 fiscal year.

What shares can I vote at the meeting?
You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered to be, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to SenoRx or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. SenoRx stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 1-800-652-8683 and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 10:59 p.m. Pacific Time on June 7, 2010, the day before the annual meeting. Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 10:59 p.m. Pacific Time on June 7, 2010, the day before the annual meeting, by going to http://www.investorvote.com to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

How can I vote my shares in person at the meeting?
Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?
You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SenoRx or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to SenoRx management.

How are votes counted?
The vote required to approve each item of business and the method for counting votes is set  forth below:

Election of Director. You may vote “FOR” the director nominee, “AGAINST” the director nominee, or you may choose to “WITHHOLD” your vote for the director nominee by striking through the nominee’s name on your proxy. The three director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as the Class III directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” our nominee to the Board and “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?
Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters. The ratification of the appointment of independent registered public accounting firm is considered a routine matter. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” ratification of the independent registered public accounting firm. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

However, the election of directors is no longer considered a routine manner.  If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors.  In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or banker was allowed vote those shares on your behalf in the election of Directors as they felt appropriate.  Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.  They will not have the discretion to vote uninstructed shares on your behalf with respect to other business at Annual Meeting.

How are “broker non-votes” counted?
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?
If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?
Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Kevin Cousins (our Vice President, Finance and Chief Financial Officer) and John T. Buhler (our President and Chief Executive Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, a nominee for director is not available as a candidate, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board.

Who will serve as inspector of election?	We expect a representative of Computershare Trust Company, N.A., our transfer agent, to tabulate the votes and act as inspector of election at the meeting.

What should I do if I receive more than one proxy?
You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each SenoRx proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who is paying the costs?
Your vote is being solicited on behalf of our Board and we will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the Annual Meeting and file a Form 8-K with the SEC within four business days after the end of our Annual meeting to report the voting results.

What is the deadline for proposing action or director candidates?
As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the SenoRx proxy statement for the annual meeting to be held in 2011, the written proposal must be received by the Secretary of the Company at our principal executive offices no earlier than February 1, 2011 and not later than March 15, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Secretary
SenoRx, Inc.
3 Morgan
Irvine, California 92618

Nomination of Director Candidates: If you wish to propose a director candidate for consideration by our Board, your recommendation should include information required by the Bylaws of SenoRx and should be directed to the Secretary of SenoRx at the address of our principal executive offices set forth above. In addition, the stockholder must submit the recommendation within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How can I obtain the Proxy Materials on the Internet?	This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K are available at http://investor.senorx.com/annuals.cfm.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of March 31, 2010:

Name	Age	Position
John T. Buhler(1)	49	Chief Executive Officer, President and Director
Lloyd H. Malchow(2)	56	Former Chief Executive Officer, President and Chairman of the Board
Kevin J. Cousins	55	Vice President, Finance and Chief Financial Officer
Paul Lubock	54	Senior Vice President and Chief Technology Officer
William F. Gearhart	62	Vice President, Global Marketing and Corporate Development
Kim D. Blickenstaff(4)	57	Director
Vickie L. Capps(3)(5)	48	Director
Frederick J. Dotzler(4)(5)	64	Director
John L. Erb(3)(5)	61	Director
A. Thomas Bender(4)	71	Director
Gregory D. Waller(3)	60	Director
_____________
(1)
Mr. Buhler has served as our Chief Executive Officer and has served on our Board since March 2010, and has served as our President and Chief Operating Officer since October 2009.  From February 2010 until March 2010, Mr. Buhler served as our acting Chief Executive Officer while Lloyd H. Malchow was on a medical leave of absence.  Following Mr. Malchow’s death in March 2010, Mr. Buhler was appointed as our Chief Executive Officer.

(2)
Mr. Malchow served as our President until November 2009.  He commenced a medical leave of absence from his position as Chief Executive Officer in February 2010 and subsequently passed away on March 14, 2010.

(3)	Member of our audit committee.
(4)	Member of our compensation committee.
(5)	Member of our nominating and governance committee.

John T. Buhler Mr. Buhler currently serves as our President and Chief Executive Officer. From October 2009 to March 2010 he served as President and Chief Operating Officer and as our acting Chief Executive Officer from February 2010 to March 2010. From April 2009 to October 2009 he served as our Senior Vice President and Chief Commercial Officer. From October 2008 until April 2009 he served as our Vice President of Global Sales and Business Development and from May 2008 until October 2009 he served as our Vice President of International Sales and Business Development. From August 2005 to May 2008, Mr. Buhler served as President and Chief Executive Officer at Ultrasonix Medical Corporation, a privately held manufacturer of high-quality diagnostic ultrasound imaging equipment. From 1998 to 2005, Mr. Buhler held various positions at General Electric, last serving as Vice President and General Manager of GE's Ultrasound Performance Technologies Division. Prior to 1998, Mr. Buhler held various positions with Diasonics Inc., a global medical imaging device manufacturer, last serving as Vice President of Operations. Mr. Buhler earned his B.S. in Business Administration and Human Resources at Dominican College, Blauvelt, New York, and is completing the M.B.A. program at the University of Wisconsin, Milwaukee.

Lloyd H. Malchow. Mr. Malchow joined us as our President and Chief Executive Officer and director in May 1999.  Mr. Malchow was on a medical leave of absence from his role as Chief Executive Officer, but remained as a director, from November 2009 until his death in March 2010.  From May 1999 until November 2009, Mr. Malchow also served as our President.  From 1993 to 1999, Mr. Malchow held various positions at Penederm, a publicly traded drug delivery company acquired by Mylan Laboratories in 1998, including Chief Executive Officer, President and Chief Operating Officer. Prior to Mr. Malchow’s employment with Penederm, Mr. Malchow held various positions at Allergan, a pharmaceutical and medical device company, including corporate Operating Committee member, vice president positions in sales and business development for Allergan’s ophthalmology and dermatology divisions, and skin care division General Manager. Prior to this time, Mr. Malchow was the Director of Sales at the American Medical Optics Division of American Hospital Supply, a provider of medical supplies and medical devices. Until his death, Mr. Malchow served on the board of directors of a number of companies, including Rox Medical and Digirad.  Mr. Malchow earned his B.A. in Government and Communication from Carroll College, his M.A. from the University of Maryland and his M.B.A. from Pepperdine University.

Kevin J. Cousins. Mr. Cousins has served as our Chief Financial Officer and Vice President, Finance since March 2002. From May 2001 to March 2002, Mr. Cousins served as a financial consultant to us. From January 2000 to May 2001, Mr. Cousins served as Director of Finance at IntraLase, a manufacturer of laser products for vision correction. Prior to January 2000, Mr. Cousins was the Director of Finance at Biopsys Medical, a manufacturer of products for the diagnosis of breast cancer, and held various finance positions at BBI Source Scientific and T-Chem Products. Mr. Cousins earned his B.A. in Business Administration from California State University, Fullerton, and his M.S. in Taxation from Golden Gate University, and was certified as a C.P.A. in 1980.

Paul Lubock. Mr. Lubock is one of our co-founders and has served as our Chief Technical Officer since October 1999 and Senior Vice President since April 2009. Mr. Lubock also served on our Board from our inception in January 1998 to December 2001 and served as our Chief Operating Officer from January 1998 to October 1999. Prior to January 1998, Mr. Lubock was the co-founder and a principal at Abacus Design & Development, a medical product development company, and the founder of Laparomed, a laparoscopic medical device company acquired by Advanced Surgical in 1994. Mr. Lubock held various positions at Laparomed, including President, Vice President, Engineering and served on its board of directors. Mr. Lubock earned his B.A. in Applied Mechanics and Engineering Science from the University of California, San Diego and his M.S. in Mechanical Engineering from the University of California, Berkeley.

William F. Gearhart. Mr. Gearhart has served as our Vice President, Global Marketing and Corporate Development since October 2008. From December 1999 to October 2008, he served as our Vice President, Sales and Marketing.  Prior to December 1999, Mr. Gearhart held management positions at a number of medical device companies, including Vice President, Sales and Marketing at Micro Therapeutics, a manufacturer of devices for the treatment of neuro and peripheral vascular diseases, Vice President of Sales and Marketing at Interventional Technologies, a manufacturer of devices for use in interventional cardiology, which was acquired by Boston Scientific in 2001, and Vice President of Sales and Marketing at Pfizer, a pharmaceutical company. Mr. Gearhart earned his B.S. in Business from the University of Pennsylvania, his M.B.A. from the University of Michigan and his J.D. from William Mitchell College of Law.

Kim D. Blickenstaff. Mr. Blickenstaff has served on our Board since March 2002. Since September 2007, Mr. Blickenstaff has served as the Chief Executive Officer and as a member of the board of directors of Tandem Diabetes Care, a privately held medical device company. Mr. Blickenstaff currently serves as chairman of the board of directors of Medivation, a publicly traded drug development company. From April 1988 until its acquisition in June 2007, Mr. Blickenstaff served as Chief Executive Officer and as a member of the board of directors of Biosite Incorporated, a publicly traded manufacturer of medical diagnostic products. From 2001 to September 2007, Mr. Blickenstaff served as a member of the board of directors of DexCom, a publicly traded developer of glucose monitoring devices. Prior to 1998, Mr. Blickenstaff held various positions in finance, operations, research management, sales management, strategic planning, and marketing with Baxter, National Health Laboratories and Hybritech. Mr. Blickenstaff earned his B.A. in Political Science at Loyola University, Chicago and his M.B.A. at the Graduate School of Business, Loyola University, Chicago.  We believe Mr. Blickenstaff’s qualifications to sit on our Board include his extensive experience with serving on the board of directors of various life science companies and his role as Chief Executive Officer of a multinational healthcare company, as well as his management and corporate governance expertise.

Vickie L. Capps. Ms. Capps has served on our Board since June 2007. Since July 2002, Ms. Capps has been a senior executive at DJO Incorporated, a medical device company that recently was taken private, serving as its Executive Vice President and Chief Financial Officer since April 2006. From September 2001 to July 2002, Ms. Capps served as Senior Vice President, Finance and Administration and Chief Financial Officer at AirFiber, a privately held provider of broadband wireless solutions. From June 1999 to June 2001, Ms. Capps served as Vice President of Finance and Administration and CFO for Maxwell Technologies, Inc. Ms. Capps also served ten years as a senior audit and accounting professional for Ernst & Young LLP and is a California Certified Public Accountant. Ms. Capps earned her B.S. in Business Administration/Accounting from San Diego State University.  We believe Ms. Capps’ qualifications to sit on our Board include her extensive operational experience and her financial expertise.

Frederick J. Dotzler. Mr. Dotzler has served on our Board since March 2003 and previously served on our board of directors from March 1998 to March 2002. Mr. Dotzler has been a Managing Director of De Novo Ventures, a venture capital firm he co-founded, since March 2000 and a General Partner of Medicus Venture Partners, a venture capital firm, since February 1989. Prior to February 1989, Mr. Dotzler was a General Partner of Crosspoint Venture Partners, a venture capital firm. Mr. Dotzler previously held management positions in marketing, sales, manufacturing and acquisitions with IBM, Millipore, Searle, and Merrimack Laboratories. Mr. Dotzler serves on the board of directors of several privately-held companies. Mr. Dotzler earned his B.S.I.E. in Industrial Engineering at Iowa State University, his M.B.A. at the University of Chicago and an advanced degree in Economics at the University of Louvain, Belgium. We believe Mr. Dotzler’s qualifications to sit on our Board include his extensive experience with emerging companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

John L. Erb. Mr. Erb has served on our Board since December 2001. Since January 2008, Mr. Erb has served as the Chief Executive Officer of Cardia Access, Inc., a privately-held medical device developer. From January 2007 until January of 2008, Mr. Erb served as Executive Chairman of the Board of CHF Solutions, a privately-held manufacturer of products for the treatment of congestive heart failure. From November 2001 through December 2006, Mr. Erb served as Chief Executive Officer of CHF Solutions and served as a member of its board of directors until January 2008. From March 1997 through November 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, a manufacturer of peripheral stents, which was acquired by Sulzer Medica in February 2001. Mr. Erb serves on the board of directors of one publicly-traded company, Vascular Solutions, a developer of devices for the treatment of peripheral vascular disease, and serves on the board of directors of several privately-held companies. Mr. Erb earned his B.A. in Business Administration at California State University, Fullerton. We believe Mr. Erb’s qualifications to serve on our Board include his expertise in corporate strategy development and organizational acumen.

A. Thomas Bender. Mr. Bender has served on our Board since June 2008. In June 2009, he was named lead independent director.  Since July 2002, Mr. Bender has been Chairman of the Board of The Cooper Companies, Inc., a publicly traded global specialty medical products company. From May 1995 through his retirement in October 2007, Mr. Bender served as President and Chief Executive Officer of The Cooper Companies, Inc. From June 1991 to December 2004, he also served as President of CooperVision, the contact lens subsidiary of The Cooper Companies, Inc. Between 1966 and 1991, Mr. Bender held a variety of positions at Allergan, Inc. (a manufacturer of eye and skin care products), including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan's dermatology division. Mr. Bender serves of the board of directors for iScience Interventional, Inc., and their compensation committee, as well as the board of directors for Mission Hospital Foundation in Mission Viejo, CA. Mr. Bender is also on the Advisory Boards of a number of Orange County, California non-profit organizations. Mr. Bender earned his B.S. in History from the University of St. Thomas. We believe Mr. Bender’s qualifications to sit on our Board include his executive leadership and management experience.

Gregory D. Waller. Mr. Waller has served on our Board since May 2006. Since March 2006, Mr. Waller has been the Chief Financial Officer at Universal Building Products, a manufacturer of concrete construction accessories. From August 1993 to May 2005, Mr. Waller held various positions, including Chief Financial Officer, Vice President, Finance and Treasurer, at Sybron Dental Specialties, a publicly-traded company that manufactures dental products. From July 1989 to August 1993, Mr. Waller was the Vice President, European Operations at Kerr and from December 1980 to July 1989, was the Vice President and Controller at Ormco, each a wholly-owned subsidiary of Sybron Dental Specialties. Mr. Waller serves on the board of directors of Bioloase, Cardiogenesis, Clarient and Endologix, all publicly-traded life science companies. Mr. Waller earned both his B.A. in Political Science and his M.B.A. with an emphasis in Accounting from California State University, Fullerton. We believe Mr. Waller’s qualifications to serve on our Board include his financial expertise and business acumen.

Executive Officers

Our executive officers are elected by, and serve at the discretion of, our Board. There are no family relationships among our directors and officers.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of SenoRx common stock as of March 31, 2010, except where otherwise noted, by:

●	each stockholder known by us to own beneficially more than 5% of our common stock;

●
each of our executive officers named in the summary compensation table on page 22 of this Proxy Statement (our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers);

●	each of our directors; and

●	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any shares that the individual has the right to acquire within 60 days of March 31, 2010 through the exercise of any stock option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of 17,550,802 shares of SenoRx common stock outstanding as of March 31, 2010. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2010 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o SenoRx, Inc., 3 Morgan, Irvine, California 92618.

	Beneficial Ownership			Percentage of Shares Outstanding
Name and Address of Beneficial Owner	Shares		Options and Warrants Exercisable Within 60 Days	Approximate Percentage Owned(1)
Funds affiliated with MPM Capital The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116	2,242,379	(2)	—	12.8%
Funds affiliated with Paragon Associates 500 Crescent Court, Suite 260 Dallas, TX 75201	906,245	(3)	—	5.2%
Funds affiliated with Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	1,491,225		—	8.5%
Funds affiliated with Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	934,900		—	5.3%
Funds affiliated with Vertical Fund I, L.P. 530 Lytton Avenue, Suite 304 Palo Alto, CA 94301	1,087,200	(4)	—	6.2%
Lloyd H. Malchow	469,769		274,429	4.2%
John T. Buhler	4,200		116,749	*
Kevin J. Cousins	50,928		112,524	*
Paul Lubock	192,624		97,110	1.7%
William F. Gearhart	32,428		135,028	1.0%
A. Thomas Bender	36,000		18,666	*
Kim D. Blickenstaff	—		56,581	*
Vickie L. Capps	15,000		29,832	*
Frederick J. Dotzler	739,515	(5)	36,582	4.4%
John L. Erb	10,000		56,581	*
Gregory D. Waller	—		36,582	*
All directors and named executive officers as a group (11 persons)	1,550,464		970,664	14.4%

_____________
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Based upon 17,550,802 shares of common stock outstanding as of March 31, 2010.
(2)
Includes 1,511,814 shares held by MPM BioVentures II-QP, L.P. (“BV II QP”), 166,833 shares held by MPM BioVentures II, L.P. (“BV II”), 31,392 shares held by MPM Asset Management Investors 2001 LLC (“AM 2001”) and 532,340 shares held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). MPM Asset Management II, L.P. and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV II QP, BV II and BV KG. Ansbert Gadicke, Luke Evnin, Nicholas Galakatos, Michael Steinmetz and Kurt Wheeler are members of AM II LLC and AM 2001. Each individual disclaims beneficial ownership of all such shares, except to the extent of his proportionate pecuniary interest therein.

(3)
The 906,245 shares are held by Paragon Associates and Paragon Associates II Joint Venture, a joint venture formed by Paragon Associates, Ltd., a Texas limited partnership and Paragon Associates II, Ltd. a Texas limited partnership.

(4)
Includes 723,900 shares held by Vertical Fund I, L.P. (“VF I”), 182,100 shares held by Vertical Fund II, L.P. (“VF II”), and 181,000 shares held by Stephen D. Baksa. The sole general partner of VFI and VFII is The Vertical Group, L.P., a Delaware limited partnership (“Vertical”), and Mr. Baksa is a managing member of the limited liability company that controls Vertical, and VFI, VFII and Mr. Baksa may be deemed to constitute a “group” as such term is used in Section 13(d)(3) of the Exchange Act.  Mr. Baksa disclaims beneficial ownership of the shares owned by VFI and VFII, except to the extent of his indirect pecuniary interest therein.

(5)
Includes 570,423 shares held by De Novo (Q) Ventures I, L.P. and 112,872 shares held by De Novo Ventures I, L.P. De Novo Management, L.L.C. is the general partner of De Novo (Q) Ventures I, L.P. and De Novo Ventures I, L.P. Frederick Dotzler, David Mauney, Richard Ferrari and Jay Watkins are managing directors of De Novo Management, L.L.C. and share voting and investment power with respect to shares held by De Novo (Q) Ventures I, L.P. and De Novo Ventures I, L.P. Each managing director disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2009, all reports were timely filed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

As of the date of this Proxy Statement, our Board consists of seven directors. Our Board has the authority to further increase the size of the Board from time to time. The current directors are John T. Buhler, Vickie L. Capps, Kim D. Blickenstaff, Frederick J. Dotzler, John L. Erb, A. Thomas Bender and Gregory D. Waller. Our Board has determined that Ms. Capps and Messrs. Blickenstaff, Dotzler, Erb, Bender and Waller are independent directors under the listing standards established by the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Board and Committee Meetings

In the year ended December 31, 2009, the Board of Directors held ten regular meetings. The Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. None of the members of the audit committee, compensation committees or nominating and corporate governance committee were an officer or employee of our company in 2009. From time to time, our Board may also create ad hoc committees for special purposes. The audit committee met five times during 2009. The compensation committee met six times during 2009.  The nominating and corporate governance committee was newly formed in 2009 and met one time.  Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees on which he or she served that were held in 2009. We also encourage, but do not require our Board members to attend the annual meetings of our stockholders. We held an annual meeting of the stockholders on June 9, 2009 and all of our directors were in attendance. The function and membership, as of March 31, 2010, of each of these committees is described below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John T. Buhler	—	—	—
Vickie L. Capps	member	—	member*
Kim D. Blickenstaff	—	member	—
Frederick J. Dotzler	—	member	member
John L. Erb	member	—	member
A. Thomas Bender	—	member*	—
Gregory D. Waller	member*	—	—
_______________
*	Indicates the chairman of each standing committee of the Board.

Board Leadership Structure.  Our Board currently does not have a chairman.  In 2009, Lloyd Malchow served as chief executive officer and chairman of the board.  Following Mr. Malchow’s death, we have yet to appoint a new chairman of the board. In the interim period A. Thomas Bender, our lead independent director, performs many of the functions that a chairman would typically perform, including setting the agenda for each board meeting and presiding over such meetings.  We believe that the lead independent director and each of our standing committees play an important roles in our board leadership structure.

Audit Committee. Our audit committee is a standing committee of, and operates under a written charter adopted by our Board and subsequently amended twice in 2008, a copy of this amended charter is available at http://files.shareholder.com/downloads/SENO/592751596x0x88976/21b05a19-a510-4f40-9c97-d2b0a80a4e90/SENO_WebDoc_1662.pdf. The audit committee recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their financial statement audit. The audit committee is chaired by Mr. Waller and also includes Mr. Erb and Ms. Capps, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. In addition, our Board has determined that Mr. Waller continues to qualify as an “audit committee financial expert,” as defined in SEC rules.  The composition and functioning of our audit committee comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Global Market and SEC rules and regulations. We intend to comply with additional requirements to the extent they become applicable to us in the future.

Compensation Committee. Our compensation committee is a standing committee of, and operates under a written charter adopted by, our Board. A copy of this charter is available at http://files.shareholder.com/downloads/SENO/592751596x0x88977/b8b9cd39-e51d-4695-bc5d-61ee916b03f9/SENO_WebDoc_1664.pdf. The compensation committee reviews, makes recommendations to our Board and determines compensation and benefits for all of our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee is chaired by Mr. Bender and is currently comprised of Messrs. Bender, Blickenstaff and Dotzler, each of whom is independent within the meaning of applicable SEC and Nasdaq rules.  Additionally, the compensation committee may delegate its authority to subcommittees and to a non-officer stock option committee comprised of at least one member of our Board, who may be our Chief Executive Officer. The composition and functioning of our compensation committee comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Global Market and SEC rules and regulations. We intend to comply with additional requirements to the extent they become applicable to us in the future.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee was formed in 2009 and is a standing committee of, and operates under a written charter adopted by, our Board. A copy of this charter is available at http://files.shareholder.com/downloads/SENO/868219308x0x300796/0f963430-3bed-4565-9a2d-0e37f573c25e/SENO.pdf.  The nominating and corporate governance committee holds authority over Corporate Governance generally, Board composition, evaluation and nominating activities, Board committee composition and conflicts of interest.  The nominating and corporate governance committee is chaired by Ms. Capps and also includes Messrs. Dotzler and Erb, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The composition and functioning of our nominating and corporate governance committee comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Global Market and SEC rules and regulations. We intend to comply with additional requirements to the extent they become applicable to us in the future.

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion.

There were no transactions or series of similar transactions that occurred in 2009 to which we were a party that:

●	the amounts involved exceeded or will exceed $120,000; and

●	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate families had or will have a direct or indirect material interest.

Indemnification Agreements of Officers and Directors

Effective upon the completion of our initial public offering, we entered into an indemnification agreement with each of our then current directors and executive officers. Following the completion of our initial public offering, we have entered into an indemnification agreement with each new director and executive officer. These indemnification agreements and our amended and restated certificate of incorporation and bylaws will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Code of Business and Ethical Conduct

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business and Ethical Conduct (the “Code”) for our directors, officers (including our principal executive officer and principal financial officer) and employees. The Code reflects our values and the business practices and principles of behavior that support this commitment. We expect all directors, as well as officers and employees, to act ethically at all times. The Code sets forth specific ethical policies and principles that will apply to our directors, officers and employees designed to prevent wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the registrant;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	accountability for adherence to the Code.

The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” A copy of the Code is available at http://files.shareholder.com/downloads/SENO/868219308x0x88979/18ecd01c-3772-430d-bfdf-bee717d080ab/SENO_WebDoc_1663.pdf. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Communications with the Board of Directors

Stockholders wishing to communicate with the Board or with an individual Board member concerning SenoRx may do so by writing to the Board or to the particular Board member, and mailing the correspondence to Attn: Board of Directors, c/o Secretary, SenoRx, Inc., 3 Morgan, Irvine, California 92618. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Consideration of Director Nominees

Nominations. As provided by our nominating and corporate governance committee charter, our nominating and corporate governance committee outlines the factors and process relating to the selection of nominees for consideration for Board membership. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our nominating and corporate governance committee recognizes that the value of diversity in the Board should be considered in the director identification and nomination process. The nominating and corporate governance committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. However, while diversity relating to experience, profession, skill, geographic representation and background is one factor considered in the nomination process, we do not have a formal policy relating to diversity. The corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other parties. The nominating and corporate governance committee carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the nominating and corporate governance committee’s discretion, include a review solely of information provided to the nominating and corporate governance committee or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the nominating and corporate governance committee deems proper. The candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. While the nominating and corporate governance committee has not formalized specific minimum qualifications they believe must be met by a candidate to be recommended to the Board, the nominating and corporate governance committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this Proxy Statement under “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the independent members of our Board may consider properly submitted stockholder recommendations (as opposed to formal nominations) of director candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 3 Morgan, Irvine, California 92618: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references, information regarding any relationships between the candidate and us within the last three years and evidence of ownership of our common stock by the recommending stockholder.

 The Board’s Role in Risk Oversight

           The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to SenoRx, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables to the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The audit committee discusses our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program

           Our compensation committee has discussed the concept of risk as it relates to our compensation program and the compensation committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on gross revenue, net income and year-end cash balances targets; each representing one quarter of the total bonus opportunity. In addition, the compensation committee has also reserved the right to award an additional one quarter of the bonus opportunity on a discretionary basis. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

Because meeting our bonus targets is the performance measure for determining 75% of our incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than focusing on solely revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program.

We cap our cash bonus at 150% the bonus targets, which we believe also mitigates excessive risk taking. Even if the company dramatically exceeds its bonus target, bonus payouts are limited. Conversely, we have a floor on the bonus targets so that profitability at a certain level (as approved by the compensation committee) does not permit bonus payouts.

We have strict internal controls over the measurement and calculation of bonus targets, designed to keep it from being susceptible to manipulation by any employee. In addition, all of our employees are required to take training on our Code of Business and Ethical Conduct, which covers among other things, accuracy of books and records.

We believe that our focus on bonus targets (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could overly focus on the bonus targets by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to us in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease the value of their cash bonus payments.

We have stock ownership guidelines, which we believe provide a considerable incentive for management to consider our long-term interests because a portion of their personal investment portfolio consists of SenoRx stock. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor SenoRx stock price performance.

Our bonus program has been structured around our bonus targets for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

2009 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors that held office during 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Total
Kim D. Blickenstaff	$30,500	$10,571	$14,533	—	$55,603
Vickie L. Capps	32,958	10,571	14,533	—	58,061
Fredrick J. Dotzler	37,083	10,571	14,533	—	62,186
John L. Erb	35,333	10,571	14,533	—	60,436
A. Thomas Bender	33,750	10,571	14,533	—	58,853
Gregory D. Waller	42,500	10,571	14,533	—	67,603
______________
(1)
Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2009 fiscal year in accordance with ASC Topic 718 (formerly SFAS No. 123R). Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the 2009 fiscal year.

The following table sets forth the options to purchase shares of our common stock issued to our non-employee directors that held office during 2009.

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards(1)
Kim D. Blickenstaff	February 2, 2009	12,000	$3.00	$14,533

Vickie L. Capps	February 2, 2009	12,000	3.00	14,533

Fredrick J. Dotzler	February 2, 2009	12,000	3.00	14,533

John L. Erb	February 2, 2009	12,000	3.00	14,533

A. Thomas Bender	February 2, 2009	12,000	3.00	14,533

Gregory D. Waller	February 2, 2009	12,000	3.00	14,533
______________
(1)
Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718 (formerly SFAS No. 123R), which include both the amounts recorded as compensation expense in our income statement for the 2009 fiscal year as well as amounts to be recognized in future requisite service periods.

We refer to each of our non-employee directors as an outside director. Effective upon the closing of our initial public offering until February 26, 2009, each outside director began receiving, for his or her service on our Board, $3,750 per meeting attended in person, or $1,500 per meeting attended telephonically. Each outside director who served on our audit committee or compensation committee also began receiving, for his or her service on such committee, $1,000 per meeting attended in person, or $500 per meeting attended telephonically. In addition, the chairpersons of our audit committee and compensation committee each began receiving annually $8,500 and $4,250, respectively, which was paid on a quarterly basis, in consideration for their services in these respective roles.

In addition, effective as of the closing of our initial public offering until February 26, 2009, each person who was an outside director or who was elected or appointed for the first time to be an outside director was be granted an initial option, on the date of the closing of our initial public offering for then incumbent outside directors and thereafter on the date of his or her election or appointment to the board, to purchase 20,000 shares of our common stock. The initial option grants became exercisable as to  1/36 of the shares each month following the date of grant, subject to the director’s continued service on each relevant vesting date.

Upon the recommendation of our compensation committee, and formal approval of such recommendations by the Board at its meeting held on February 26, 2009, we adjusted the annual compensation for our outside directors, as summarized in the chart below.

Component	Previous Level of Compensation (Fees/Awards)	Newly Approved Level of Compensation (Fees/Awards)
Annual Board Retainer Fees (1)	-	$18,000
Board of Directors Meeting Fees (2) In Person Telephonic	$3,750 $1,500	$2,000(3) $500
Committee Retainer Fees (1) Audit Committee Chairperson Compensation Committee Chairperson Governance Committee Chairperson Non-chair committee members	$8,500 $4,250 - -	$8,500 $4,250 $2,500 $1,000
Committee Meeting Fees (2) In Person Telephonic	$1,000 $500	$1,000 $500
Annual Equity Awards (4) Stock Options RSUs	6,750 shares -	12,000 shares 1,305 shares
Initial Equity Awards (5) Stock Options RSUs	20,000 shares -	15,000 shares 6,522 shares

(1) The Board and committee retainer fees were retroactive to January 1, 2009 and were paid on a quarterly basis.

(2) These meeting attendance fees are for all of our current and any future committees that our Board may create. Directors will also be reimbursed for expenses incurred in connection with their in-person attendance at Board and committee meetings.

(3) In the event that an outside director does not reside in Southern California and is required to overnight in the area for an in-person Board meeting, an additional $750 meeting attendance fee will be paid.

(4) On February 26, 2009, all of our outside directors who had been directors for at least six months (which were all such directors) were granted an annual option to purchase 12,000 shares of our common stock and an annual RSU grant for 1,305 share of our common stock. We had previously granted an annual stock option award of 6,750 shares on the date of each annual meeting of our stockholders, and have, commencing with this grant, permanently moved the annual director equity award date to the first open trading window each fiscal year. The grant on February 26, 2009 replaces any grant that may have otherwise been made pursuant to our 2006 Equity Incentive Plan on the date of our annual meeting in 2010. These option grants become exercisable as to  1/36 of the shares each month following the date of grant, subject to the director’s continued service on each relevant vesting date. The shares subject to the RSU grants will vest as follows: 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to the director’s continued service on each relevant vesting date. Our 2006 Equity Incentive Plan was amended to implement these changes.

(5) Effective as of February 26, 2009, each person who is elected or appointed for the first time to be an outside director will be granted an initial option to purchase 15,000 shares of our common stock and an initial RSU grant of 6,522 share of our common stock. The initial option grants and initial RSUs have the same vesting schedule as the annual awards. Our 2006 Equity Incentive Plan was amended to implement these changes.

Our compensation committee relied on a commissioned third-party industry compensation survey and their experience with and knowledge of other companies in our industry to make recommendations to our Board on cash fee and long-term equity compensation for our outside directors. Our compensation committee utilized this data to set compensation for our outside directors at levels targeted at or around the average of the compensation amounts provided to outside directors at comparable companies. It also relied on management to make recommendations for it to review and consider in connection with determining appropriate compensation levels. We retained a compensation consultant to help us determine and implement these changes in outside director compensation, and may continue to do so in the future, to help us evaluate our compensation philosophy and provide guidance to us in administering our compensation program. We expect to continue to compensate our outside directors at levels targeted at or around the average of the compensation amounts provided to outside directors at comparable companies.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any filing of our Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The audit committee is responsible for providing oversight to the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements The audit committee monitors SenoRx’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The audit committee also reviews the results of the external audit with regard to the adequacy and appropriateness of SenoRx’s financial, accounting and internal controls over financial reporting. In addition, the audit committee generally oversees SenoRx’s internal compliance programs. The function of the audit committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the audit committee certify that the independent registered public accounting firm is “independent” under applicable rules. The audit committee members are not professional accountants or auditors. Under its Charter, the audit committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require SenoRx to pay for such expenditures.

The audit committee provides counsel, advice and direction to management and the independent registered public accounting firm on matters for which it is responsible, based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

SenoRx’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements for 2009 with SenoRx’s management.

2. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. The audit committee has received written disclosures and a letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

4. Based on the review and discussion referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in SenoRx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The foregoing report is provided by the undersigned members of the audit committee.

Gregory D. Waller, Chair
Vickie C. Capps
John L. Erb

COMPENSATION DISCUSSION AND ANALYSIS

One goal of our compensation programs is to help us attract and retain talented, qualified employees. Executive compensation is comprised of a cash-based salary component, adjusted annually after review by our compensation committee of the individual performance for each of our executive officers, annual cash incentive bonus payments upon achievement of personal or corporate objectives and an equity component providing long-term compensation based on company performance. The long-term component of executive compensation is designed to align management’s incentives with the generation of long-term stockholder value. Additionally, our compensation programs are designed to be competitive with other companies in our industry.

During 2009, our compensation committee relied on their experience with and knowledge of other companies in our industry to determine cash and equity compensation for our executive officers and, for each individual, their individual experience level related to their position with us. Our compensation committee utilized this experience to set compensation for our executive officers at levels targeted at or around the average of the compensation amounts provided to executives at comparable companies. It also relied on management to make recommendations for it to review and consider in connection with determining compensation recommendations. We have in the past retained a compensation consultant, and plan to do so again in connection with setting 2011 compensation later this year, to help us evaluate our compensation philosophy and provide guidance to us in administering our compensation program. On at least a semi-annual basis in the future, we intend to benchmark compensation information that we obtain against the compensation we offer our executive officers to ensure that our compensation programs are competitive. In the past we have had a compensation consultant provide market data, and we have also provided other publicly available market data, to our compensation committee for consideration in its analysis of annual cash and stock compensation. Our compensation committee intends to allocate total compensation between cash and equity based on benchmarking to the peer group, and continues to consider the balance between short- and long-term incentives. Our compensation committee expects to continue to compensate our executive officers at levels targeted at or around the average of the compensation amounts provided to executives at comparable companies.

Compensation Components

Executive compensation consists of the following:

Base Salary

We determine our executive salaries based on job responsibilities and individual experience and also benchmark the amounts we pay against comparable market data for similar positions within our industry. Our compensation committee has reviewed the salaries of our executives annually and made recommendations to our outside directors regarding any increases in salaries based on individual performance during the prior calendar year and cost of living adjustments, as appropriate. The chart below summarizes current base salaries of our named executive officers.

Name	Position	Base Salary(1)
Lloyd H. Malchow	Chief Executive Officer and Chairman of the Board	$341,149
John T. Buhler	President and Chief Operating Officer	$290,000(2)
Kevin J. Cousins	Vice President, Finance and Chief Financial Officer	$233,376
Paul Lubock	Senior Vice President and Chief Technical Officer	$244,144
William F. Gearhart	Vice President, Global Marketing and Corporate Development	$246,235

(1) All salary amounts were retroactive to January 1, 2009 and were based on percentage increases over 2008 base salaries of 2% on average.
(2) Mr. Buhler’s 2009 base salary initially was $243,780, and was subsequently increased in November, 2009 to $290,000 in connection with his appointment as President.

Incentive Bonus Plans

Annual cash bonuses are paid to our executive officers on the basis of our achievement of pre-established targets. Our compensation committee formulated and approved the performance-based targets for these bonuses. In fiscal 2009, we had a Cash Bonus Plan, the payout of which was based on achievement of the underlying 2009 Cash Bonus Plan quantitative corporate target goals with a maximum payout at 125% over-achievement of the target level, such goals comprising of gross revenue and cash-flow components. In addition, our compensation committee had also reserved the right in its discretion to increase or decrease an individual’s bonus payments by up to 10% of the available bonus opportunity assuming the full achievement (but not over achievement) of the corporate target goals. The quantitative corporate target goals were as follows: (i) gross revenue (60% of weighting) for the year ended December 31, 2009 and (ii) cash surplus (burn) for the year ended December 31, 2009 (40% of weighting). Payouts for the gross revenue target were predicated on achieving at least $57.0 million in gross revenue and the maximum payout was reached at $60.75 million. Payouts for the cash surplus (burn) target were predicated on achieving a cash burn of less than $1.5 and the maximum payout was reached at a cash surplus of over $1.5 million.

The compensation committee also approved that in calculating 2009 performance in connection with the cash surplus (burn) metric, the following shall apply: (i) any cash used for acquisitions shall be added back into the cash number for purposes of determining the level of achievement; and (ii) to the extent patent litigation spending is below budget, the amount of such under-spending shall be deducted from cash.  The gross revenue component of the 2009 Cash Bonus Plan was not achieved and as such, no payment was made pursuant to this component. The cash surplus (burn) metric was over-achieved, exceeding the maximum target, and as such, a maximum payment at 125% over-achievement was made pursuant to this component. In addition, on an individual-by-individual basis, the compensation committee also utilized the discretionary portion of the bonus opportunity.

Our Chief Executive Officer’s target bonus for the 2009 Cash Bonus Plan was 50% of base salary actually paid at the achievement, but not overachievement, of all goals under the 2009 Cash Bonus Plan. His actual payout under the 2009 Cash Bonus Plan was 30% of base salary paid. Each of the other named executive officer target bonus for the 2009 Cash Bonus Plan was initially 40% of base salary at the achievement, but not overachievement, of all goals under the 2009 Cash Bonus Plan. In connection with Mr. Buhler’s appointment as President and Chief Operating Officer in October 2009, his target bonus for the 2009 Cash Bonus Plan was increased to 45%. Mr. Buhler’s actual payout under the 2009 Cash Bonus Plan was 27% of base salary paid, Mr. Cousins actual payout under the 2009 Cash Bonus Plan was 24% of base salary paid, Mr. Lubock’s actual payout under the 2009 Cash Bonus Plan was 24% of base salary paid, and Mr. Gearhart’s actual payout under the 2009 Cash Bonus Plan was 20% of base salary paid. In addition, Mr. Lubock received a special one-time bonus payment of $60,000 connection with key contributions in 2009. The following chart summarizes the total 2009 cash bonuses paid to each of our named executive officers:

Name	Position	2009 Cash Bonus Payment
Lloyd H. Malchow	Chief Executive Officer and Chairman of the Board	$102,345
John T. Buhler	President and Chief Operating Officer	$67,901
Kevin J. Cousins	Vice President, Finance and Chief Financial Officer	$56,010
Paul Lubock	Senior Vice President and Chief Technical Officer	$118,587
William F. Gearhart	Vice President, Global Marketing and Corporate Development	$49,408

We have established a bonus program for our director level employees and our manager level and other key employees. Our compensation committee will continue to assess the need to implement additional non-equity incentive programs for other employees as a means of adding specific incentives towards achievement of specific departmental goals that could be key factors in our success.

Stock Options and Restricted Stock Units

We believe that equity ownership in our company is important to provide our executive officers with long-term incentives to build value for our stockholders. Stock options and/or Restricted Stock Units, or RSUs, for our executives are granted by our Board at regularly scheduled meetings and the exercise price of our options is the closing price of our common stock on the date of grant. Each executive officer is initially provided with an option grant and, commencing in 2010, RSUs when they join our company based upon their position with us and their relevant prior experience. The initial option grants generally vest over four years and no shares vest before the one-year anniversary of the option grant and the RSUs vest over two years. We generally spread the vesting of our options over four years to compensate executives for their contribution over a period of time.

In addition to the initial grants, our compensation committee grants additional awards to retain our executive officers and to help align the achievement of corporate goals with strong individual performance. Such awards are granted based on a combination of individual contributions to our company and on general corporate achievements, including meeting product development milestones, sales forecasts and attaining annual corporate goals and objectives. For example, if we were to hire a new vice president, we would provide such executive with an initial grant of options and RSUs for a number of shares that represents a percentage stock ownership level in our company that is consistent with information we receive from third-party compensation surveys and targeted at or around the average of the levels found at such comparable companies. On an annual basis, our compensation committee would assess the appropriate individual and corporate goals for this executive and provide additional grants based upon the achievement by the executive of both individual and corporate goals. We expect that we will continue to provide new employees with initial option grants and/or RSU awards in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, our compensation committee or Board may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, and other performance-based awards, but has not done so to date.

After discussion by our compensation committee and the full Board at a number of meetings, it was proposed and recommended that a special long-term equity incentive grant, including a grant of RSUs, be made to executive officers. On February 26, 2009 we granted stock options and RSUs to our executive officers, as well as other officers, as part of our long-term equity compensation strategy. These grants are outside of our historical practice of granting long-term equity compensation to our executive officers once annually near the end of the fiscal year, which we did in November 2008.

It was intended that the grants made on February 26, 2009 not be in addition to our normal compensation, but instead, a one-time “acceleration” of the annual grants that would have otherwise been made later in 2009. Although the compensation committee retained the discretion to reconsider whether any further grants will be made in 2009, we did not grant additional long-term equity awards in 2009 and instead intend to return to historical practices with grants near the end of 2010. In connection with the grants of RSUs, it is the compensation committee's intention to continue to use such form of equity awards on a going-forward basis. The compensation committee's rationale for making these special accelerated February 2009 grants were as follows:

●	Provide immediate and meaningful additional economic alignment of management incentives with the building of long-term shareholder value

●	Provide meaningful additional retention and incentives for key employees who are building the business and achieving key corporate goals

●	Take advantage of potential deferred compensation expense savings by granting awards now instead of at the end of 2009, and, in the case of RSUs, a complete savings of such expense

●
In the case of the RSUs, since the exercise price of many of our prior year grants of stock options now exceed the market price of stock underlying the awards, the compensation committee determined that a grant of  RSUs, full-value awards with guaranteed value, would provide additional and necessary retention value for our executive officers

●	Achieve the average of total compensation targets established in our benchmarking of comparable companies

Equity Plans

We maintain the 2006 Equity Incentive Plan and an Employee Stock Purchase Plan which allows our employees, including our executive officers, to receive awards of Company common stock pursuant to the terms and conditions of the respective plans.

401(k) Plan

We maintain a retirement plan, the 401(k) Plan, which is intended to be a tax-qualified retirement plan. The 401(k) Plan covers substantially all of our employees. Currently, employees may elect to defer up to 100% of their compensation, or the statutorily prescribed limit, if less, to the 401(k) Plan. We do not match employee contributions. The 401(k) Plan has a discretionary profit-sharing component, which to date we have not implemented, whereby we can make a contribution in an amount to be determined annually by our Board. An employee’s interests in his or her deferrals are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Executive Time Off

All of our full-time employees, including our executive officers, receive 12 days vacation each year, which increases to 17 days after three years of service, accruing up to 1.3 times the annual amount. Upon termination, all employees are paid their accrued benefits that existed as the date of termination. Additionally, all employees receive three sick days each year that expire if unused as of the date of termination or the end of a calendar year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information regarding common stock that may be issued upon the exercise of options, warrants and rights under our 1998 Stock Plan, 2006 Equity Incentive Plan, Employee Stock Purchase Plan, and certain other individual compensation arrangements. All our equity compensation plans have been approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,752,592		$5.29	1,216,799
Equity compensation plan not approved by security holders	135,714	(1)	$6.86	0
Total	2,888,306		$5.36	1,216,799
______________
(1)
Shares are exercisable pursuant to a warrant issued by us in October 2004 to Lloyd H. Malchow, our former President, Chief Executive Officer and director, as part of his compensation package. We did not obtain stockholder approval for this warrant.

2009 Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2007, 2008 and 2009 for our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year. We refer to these persons as our named executive officers elsewhere in this Proxy Statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
John T. Buhler	2009	$251,484				$236,628	$67,901			556,013
President and Chief Operating	2008	159,333	(3)			173,209	18,164	$88,774	(4)	$439,480
Officer (1)

Lloyd H. Malchow	2009	341,149				394,494	102,345			837,989
Chief Executive Officer and	2008	334,460				274,768	50,828			660,056
Director	2007	315,528				222,937	51,904			590,369

Kevin J. Cousins	2009	233,376				124,299	56,010			413,685
Vice President, Finance and	2008	228,800				149,704	26,083			404,587
Chief Financial Officer	2007	209,656				120,914	25,850			356,420

Paul Lubock	2009	244,114				125,129	118,587			487,829
Senior Vice President and	2008	239,327				138,352	27,283			404,962
Chief Technical Officer	2007	225,781				114,277	26,529			366,587

William F. Gearhart	2009	246,235				88,728	49,408			384,370
Vice President, Sales and	2008	242,198				130,230	27,611			400,039
Marketing	2007	231,770				110,409	27,233			369,412
_____________
(1)
Mr. Buhler has served as our Chief Executive Officer and has served on our Board since March 2010, and has served as our President and Chief Operating Officer since October 2009.  From February 2010 until March 2010, Mr. Buhler served as our acting Chief Executive Officer while Lloyd H. Malchow was on a medical leave of absence.  Following Mr. Malchow’s death in March 2010, Mr. Buhler was appointed as our Chief Executive Officer.

(2)
For 2007, 2008 and 2009, the amount of option awards represents the portion of the grant date fair value of the option awards that we expensed in 2007, 2008 and 2009 using the modified prospective transition method under ASC Topic 718 (formerly SFAS No. 123R). Pursuant to SEC rules, we do not include an estimate of forfeitures related to services-based vesting as one of the assumptions in calculating fair value. Under the ASC Topic 718 modified prospective transition method, we would not have recorded any amounts for prior years with respect to these awards. We use the unmodified prospective transition method under ASC Topic 718 in our audited financial statements. See notes to our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 16, 2010, for a discussion of the assumptions we use in the above fair value calculations.

(3)	Mr. Buhler joined us in May 2008 at an annual salary of $239,000.
(4)	Mr. Buhler received $20,000 in relocation fees paid in 2008 and $68,774 for commissions earned based on 2% of international sales in excess of budget, which we paid in March 2009.

Grants of Plan-Based Awards in 2009

The following table lists grants of plan-based awards made to our named executive officers in 2009 and related total fair value compensation for 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Non-Equity Rights (#)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number Outstanding Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)

Lloyd H. Malchow	2/26/2009	-	-	234,540	-	-	-	-		219,127	3.00	270,819
									23,818		3.00	71,454

Kevin J. Cousins	2/26/2009	-	-	128,357	-	-	-	-		52,140	3.00	64,440
									5,521		3.00	16,563

Paul Lubock	2/26/2009	-	-	134,262	-	-	-	-		56,105	3.00	69,340
									6,098		3.00	18,294

William F. Gearhart	2/26/2009	-	-	135,873	-	-	-	-		35,198	3.00	43,501
									3,826		3.00	11,478

Eben Gordon	2/26/2009	-	-	100,821	-	-	-	-		35,198	3.00	43,501
									3,826		3.00	11,478

John Buhler	2/26/2009	-	-	134,079	-	-	-	-		56,105	3.00	69,340
	10/26/2009	-	-		-	-	-	-	-	50,000	4.30	91,750
									6,098		3.00	18,294

_______________
(1)
Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2009 fiscal year in accordance with ASC Topic 718 (formerly SFAS No. 123R), as discussed in Notes to our audited financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 16, 2010. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the 2009 fiscal year.

Equity Incentive Awards Outstanding as of December 31, 2009

The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Unearned Options(3)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4)	Market Value of Shares or Units of Stock that Have Not Vested
Lloyd H. Malchow	135,714(1)	—	$6.86	10/31/11	—	—
	40,475(2)(3)	16,667	12.005	3/14/13	—	—
	23,333(3)	16,667	8.89	3/14/13	—	—
	25,735(3)	41,399	8.30	3/14/13	—	—
	74,187(3)	199,723	2.28	3/14/13	—	—
	45,654(3)	173,473	3.00	3/14/13	—	—
	—	—	—	—	23,818	192,926

Kevin J. Cousins	17,142(2)(3)	—	1.75	2/16/15	—	—
	4,017(2)(3)	268	3.71	2/17/16	—	—
	4,999(2)(3)	715	7.95	5/9/16	—	—
	14,731(2)(3)	6,697	12.005	2/16/17	—	—
	11,666(3)	8,334	8.89	8/20/17	—	—
	12,456(3)	13,539	8.30	2/27/15	—	—
	17,561(3)	47,278	2.28	11/19/15	—	—
	10,863(3)	41,277	3.00	2/26/16	—	—
	—	—	—	—	5,521	44,720

John T. Buhler	53,906(3)	96,094	6.98	6/5/15	—	—
	18,994(3)	51,137	2.28	11/19/15	—	—
	11,689(3)	44,416	3.00	2/26/16	—	—
	2,084(3)	47,916	4.30	10/23/16	—	—
	—	—	—	—	6,098	49,394

Paul Lubock	9,375(2)(3)	625	3.71	2/17/16	—	—
	14,731(2)(3)	6,697	12.005	2/16/17	—	—
	11,666(3)	8,334	8.89	8/20/17	—	—
	11,030(3)	11,990	8.30	2/27/15	—	—
	18,994(3)	51,137	2.28	11/19/15	—	—
	11,689(3)	44,416	3.00	2/26/16	—	—
	—	—	—	—	6,098	49,394

William F. Gearhart	2,571(2)(3)	—	0.875	1/16/11	—	—
	35,714(2)(3)	—	0.875	8/23/11	—	—
	25,714(2)(3)	—	1.75	2/16/15	—	—
	9,375(2)(3)	625	3.71	2/17/16	—	—
	14,731(2)(3)	6,697	12.005	2/16/17	—	—
	5,833(3)	4,167	8.89	8/20/17	—	—
	12,067(3)	13,116	8.30	2/27/15	—	—
	8,780(3)	23,639	2.28	11/19/15	—	—
	7,333(3)	27,865	3.00	2/26/16	—	—
	—	—	—	—	3,826	30,991
______________
(1)	Exercisable pursuant to the warrant issued to Mr. Malchow in October 2004.
(2)	All options to purchase common stock granted under our 1998 Stock Plan held by our named executive officers may be early exercised.
(3)	1/48 of the shares shall vest each month.
(4)
The shares listed in this column were issued pursuant to exercise of early-exercise stock options to purchase shares of our common stock or restricted stock units. These shares are subject to a right of repurchase held by us that lapses over time.

Option Exercise and Stock Vested in 2009

The following table lists the options exercised and stock vested by our named executive officers in 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
Lloyd H. Malchow	—	—	—	—
Kevin J. Cousins	—	—	—	—
John T. Buhler	—	—	—	—
Paul Lubock	—	—	—	—
William F. Gearhart	31,428	$140,169	—	—

Employment Agreements

Employment with us is at will.  We have change of control agreements, but not employment agreements, with each of our executive officers. See “Change in Control Benefits.”

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or, except for our 401(k) Plan, other deferred compensation plans maintained by us. Our compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Change in Control Benefits

The following summaries set forth potential payments payable to our executive officers upon a change in control of us under their current option or employment agreement with us. The compensation committee of our Board, at its discretion, may amend or add benefits to these arrangements as it deems advisable.

Upon his initial employment with us, we entered into an employment agreement with our Chief Executive Officer, Lloyd H. Malchow, which provides for a change of control benefit.  All of Mr. Malchow’s unvested options are subject to such benefits.  Additionally, each of the option agreements we have entered into with Paul Lubock, our Chief Technology Officer, provides for a change of control benefit.

Upon a change of control, with or without any termination, each of the above-listed individuals will immediately vest in 100% of the unvested shares underlying options then held by him and our right to repurchase 100% of shares previously purchased by him that are subject to vesting, will lapse.

In August 2008, the compensation committee, with the approval of our outside directors, approved a form in change in control agreement and authorized entering into such agreements with each of our executive officers and other members of our management. The purpose of these agreements is to provide incentives to our executive officers to continue their employment with us and not be distracted by the possibility of loss of employment as a result of an acquisition.

Acceleration of Vesting Upon a Change in Control

●
For Messrs. Cousins, Gearhart and Buhler only:  Upon a change in control, 50% of the executive officer’s then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

●
For Messrs. Malchow and Lubock only:  Pursuant to the terms of their existing employment arrangements, upon a change in control, 100% of the executive officer then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

These stock acceleration benefits are designed to align management’s incentives with obtaining value for our stockholders.

Severance Benefits

If within twelve (12) months following a change in control, an executive officer terminates his or her employment with us for good reason (as such term is defined in the change in control agreement) or we terminate the executive officer’s employment without cause (as such term is defined in the executive officer agreement), the executive officer will receive the following severance benefits:

●
Continuing payments of severance pay (less applicable withholding taxes) for a period of twelve (12) months (twenty-four (24) months in the case of Mr. Malchow and eighteen (18) months in the case of Mr. Lubock) from the date of the termination at a rate equal to the executive officer’s base salary rate as in effect immediately prior to the change in control or the executive officer’s termination date, whichever is greater.

●	A lump sum cash payment (less applicable withholding taxes) in an amount equal to the current year’s target annual incentive, pro-rated to the date of termination.

●	100% of executive officer’s then outstanding and unvested equity awards will fully vest and will otherwise remain subject to the terms and conditions of the applicable equity award agreement.

●
If the executive officer elects continuation coverage pursuant to COBRA, and provided that the named executive officer constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended, we will reimburse the named executive officer for the same level of health coverage and benefits as in effect for the named executive officer on the day immediately preceding the date of termination for the duration of the severance period.

Conditions to Receipt of Severance

The receive of any severance benefits discussed above will be subject to the following conditions: (i) the executive officer signing and not revoking a release of claims in favor of us (ii) the executive officer not soliciting any of our employees for employment during the severance period, and (iii) the executive officer not disparaging us during the severance period, and (iv) for Mr. Malchow only, Mr. Malchow not competing with us during the severance period.

Excise Tax

●
For Messrs. Cousins, Gearhart and Buhler only: In the event that the severance payments and other benefits payable to an executive officer constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the executive officer’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the executive officer on an after-tax basis of the greatest amount of benefits.

●
For Mr. Lubock only:  In the event that the severance payments and other benefits payable to Mr. Lubock constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Lubock will receive (i) a payment from us sufficient to pay such excise tax, and (ii) an additional payment from us sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Mr. Lubock by us; provided, however, that in no event will the foregoing payments exceed $300,000.

●
For Mr. Malchow only: In the event that the severance payments and other benefits payable to Mr. Malchow constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Malchow will receive (i) a payment from us sufficient to pay such excise tax, and (ii) an additional payment from us sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Mr. Malchow by us; provided, however, that in no event will the foregoing payments exceed $600,000.

For the purpose of such change of control benefits, “change of control” means: upon our merger or consolidation with or into another corporation, entity or person, or the sale of more than 50% of our voting securities in one or a series of related transactions to another corporation, person or entity, or a sale of all or substantially all of our assets to another corporation, entity or person; provided that our stockholders, determined immediately before such transaction, own less than 50% of the voting securities of the surviving or acquiring corporation, entity or person (or parent thereof) immediately after such transaction.

Based on a share price of $8.10 per share as of December 31, 2009, and the number of options and shares held by each of the above-named individuals that were unvested as of December 31, 2009, we estimate the market value of acceleration of these options and shares held by each executive officer to be as follows:

Name	Market Value of Accelerated Options and Shares
Lloyd H. Malchow	$3,821,151
Kevin J. Cousins	1,001,395
John T. Buhler	1,989,854
Paul Lubock	1,047,306
William F. Gearhart	647,473

Each of our 1998 Stock Plan, 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan also contains change of control provisions as described above. See “—Compensation Components—Stock Options and Restricted Stock Units.”

2010 Compensation

Base Salary.  Salaries for our named executive officers in 2010 have been established, with increases ranging between 2.35% to 10%. Milestones for the incentive bonus plan payments for 2010 for our executive officers have been determined by our compensation committee.

Name	Position	2010 Base Salary
John T. Buhler	President and Chief Executive Officer	$296,815
Kevin J. Cousins	Vice President, Finance and Chief Financial Officer	$249,712
Paul Lubock	Senior Vice President and Chief Technical Officer	$261,202
William F. Gearhart	Vice President, Global Marketing and Corporate Development	$252,847

2010 Annual Incentive.  The compensation committee approved an incentive bonus plan for fiscal 2010 pursuant to which the following executive officers are eligible to receive a cash bonus of up to the following amounts: John T. Buhler, President and Chief Executive Officer, 50% of base salary actually earned in 2010 at the achievement, but not overachievement, of all goals under the 2010 Cash Bonus Plan, and for all other named executive officers, 40% of base salary actually earned in 2010 at the achievement, but not overachievement, of all goals under the 2010 Cash Bonus Plan. There are three quantitative bonus criteria: gross revenue, net income and year-end cash balances; each representing one quarter of the total bonus opportunity.  The compensation committee also determined that it was necessary to take into account the projected Hologic patent litigation costs in the fiscal 2010 Annual Operating Plan in order to accurately determine the payout under the 2010 Cash Bonus Plan related to net income and year-end cash balances components. In addition, the compensation committee has also reserved the right to award an additional one quarter of the bonus opportunity on a discretionary basis. To the extent the named executive officers are eligible to receive a bonus under the 2010 Cash Bonus Plan, such bonuses may be made in the form of cash or an equivalent value of Restricted Stock Units and in either case, will be paid following the audit of our financial statements for the 2010 fiscal year.  Each Executive Officer must be an employee as of December 31, 2010 to earn any bonus that otherwise becomes due and payable pursuant to the 2010 Cash Bonus Plan.

Additional Matters Relating to Lloyd Malchow

In February 2010 our former Chairman of the Board and Chief Executive Officer Lloyd H. Malchow went on an indefinite medical leave of absence due to illness, and John T. Buhler, then President and Chief Operating Officer, began serving as acting Chief Executive Officer. At this time, our compensation committee approved certain changes to Mr. Malchow’s outstanding stock options and restricted stock units (the “Awards”).  Namely, the Awards were amended to provide that such Awards will fully vest as of the date of Mr. Malchow’s death or disability (as such term is defined in the equity plans governing the Awards).  In addition, the compensation committee approved an amendment to the post-termination exercise period of the stock options (the “Options”) held by Mr. Malchow to provide that following a termination of Mr. Malchow’s service to us due to his death or disability, the last day to exercise any vested but unexercised portion of the Options will be the earlier of the date that is (i) three (3) years from the date of separation of service or (ii) the original expiration date of each of the Options.

In March 2010 Mr. Malchow passed away and the forgoing death benefits were triggered. As a result, Mr. Malchow and his estate will no longer be eligible to receive any further salary or bonus opportunity, or be eligible for any of the above outlined severance benefits, and the above referenced change of control acceleration benefits are no longer applicable.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that eliminate the personal liability of directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director, executive officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, for expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Sections 145 and 102(b)(7) of the Delaware General Corporation Law empower a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions do not eliminate or limit the personal liability of a director for monetary damages:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	arising under Section 174 of the Delaware General Corporation Law; or

●	for any transaction from which the director derived an improper personal benefit.

We have entered into agreements to indemnify our directors and officers in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have directors’ and officers’ liability insurance in place. We are not currently aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not currently aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Board of Directors and Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

REPORT OF COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of the Company, and based upon those discussions, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the undersigned members of the compensation committee.

A. Thomas Bender, Chair
Kim D. Blickenstaff
Frederick J. Dotzler

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Board currently consists of seven directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years. Our Class III directors that are standing for re-election, Kim D. Blickenstaff, Gregory D. Waller and John T. Buhler, are directors whose terms expire at this Annual Meeting.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERM ENDING 2013

Kim D. Blickenstaff. Mr. Blickenstaff has served on our Board since March 2002. Since September 2007, Mr. Blickenstaff has served as the Chief Executive Officer and as a member of the board of directors of Tandem Diabetes Care, a privately-held medical device company. Mr. Blickenstaff currently serves as chairman of the board of directors of Medivation, a publicly-traded drug development company. From April 1988 until its acquisition in June 2007, Mr. Blickenstaff served as Chief Executive Officer and as a member of the board of directors of Biosite Incorporated, a publicly-traded manufacturer of medical diagnostic products. From 2001 to September 2007, Mr. Blickenstaff served as a member of the board of directors of DexCom, a publicly-traded developer of glucose monitoring devices. Prior to 1998, Mr. Blickenstaff held various positions in finance, operations, research management, sales management, strategic planning, and marketing with Baxter, National Health Laboratories and Hybritech. Mr. Blickenstaff earned his B.A. in Political Science at Loyola University, Chicago and his M.B.A. at the Graduate School of Business, Loyola University, Chicago.

John T. Buhler. Mr. Buhler has served as our Chief Executive Officer and has served on our Board since March 2010, and has served as our President and Chief Operating Officer since November 2009.  From February 2010 until March 2010, Mr. Buhler served as our acting Chief Executive Officer while Lloyd H. Malchow was taking a medical leave of absence from Mr. Malchow’s position as Chief Executive Officer.  Following Mr. Malchow’s death in March 2010, Mr. Buhler was appointed as our Chief Executive Officer.  From April 2009 to October 2009, he served as our Senior Vice President and Chief Commercial Officer. From August 2005 to May 2008, Mr. Buhler served as President and Chief Executive Officer at Ultrasonix Medical Corporation, a privately held manufacturer of high-quality diagnostic ultrasound imaging equipment. From 1998 to 2005, Mr. Buhler held various positions at General Electric, last serving as Vice President and General Manager of GE's Ultrasound Performance Technologies Division. Prior to 1998, Mr. Buhler held various positions with Diasonics Inc., a global medical imaging device manufacturer, last serving as Vice President of Operations. Mr. Buhler earned his B.S. in Business Administration and Human Resources at Dominican College, Blauvelt, New York, and is completing the M.B.A. program at the University of Wisconsin, Milwaukee.

Gregory D. Waller. Mr. Waller has served on our Board since May 2006. Since March 2006, Mr. Waller has been the Chief Financial Officer at Universal Building Products, a manufacturer of concrete construction accessories. From August 1993 to May 2005, Mr. Waller held various positions, including Chief Financial Officer, Vice President, Finance and Treasurer, at Sybron Dental Specialties, a publicly-traded company that manufactures dental products. From July 1989 to August 1993, Mr. Waller was the Vice President, European Operations at Kerr and from December 1980 to July 1989, was the Vice President and Controller at Ormco, each a wholly-owned subsidiary of Sybron Dental Specialties. Mr. Waller serves on the board of directors of Alsius, Cardiogenesis, Clarient and Endologix, all publicly-traded life science companies, and on the board of directors of one privately-held company. Mr. Waller earned both his B.A. in Political Science and his M.B.A. from California State University, Fullerton.

Messrs. Blickenstaff, Buhler and Waller have been nominated for re-election to our Board to serve until the 2011 Annual Meeting or until his respective successor has been appointed or elected. We expect each of Messrs. Blickenstaff, Buhler and Waller to be able to serve if elected. If a director nominee is not able to serve, proxies may be voted in favor of any other person our Board may select.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE NOMINEES FOR CLASS III DIRECTORS LISTED ABOVE.

Directors Continuing in Office Until 2011

Ms. Capps and Mr. Bender continue to hold office until our annual meeting in 2011. For the biographies of each of these individuals, please see pages 7 and 8 of this Proxy Statement.

Directors Continuing in Office Until 2012

Messrs. Dotzler and Erb continue to hold office until our annual meeting in 2012. For biographies of each of these individuals, please see pages 7 and 8 of this Proxy Statement.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The audit committee of the Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2010. Deloitte & Touche audited our financial statements for 2009. Deloitte & Touche is an independent registered public accounting firm. Our Board is asking the stockholders to ratify the selection of Deloitte & Touche as our independent auditor for 2010. Although not required by law, the rules of Nasdaq, or our Company’s Bylaws, our Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our Company and our stockholders. If the stockholders fail to ratify the selection of Deloitte & Touche as our independent auditor for 2010, the audit committee will consider whether to retain that firm for the year ending December 31, 2010. A majority of the shares present in person or by proxy and entitled to vote at the 2010 Annual Meeting is required for approval of this proposal.

Representatives of Deloitte & Touche are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Fees Paid to Independent Auditors

The following table sets forth the fees paid to Deloitte & Touche, the member firms of Deloitte & Touche, and their respective affiliates (collectively, “D&T”):

Service Category	2009	2008
Audit Fees	$412,460	$608,000
Audit-Related Fees	—	—
Tax Services Fees	—	—
All Other Fees	—	—
Total	$412,460	$608,000

Audit Fees

The aggregate Audit Fees billed by D&T in the years ended December 31, 2008 and 2009 included fees for services rendered for the audits of our annual financial statements and the review of quarterly financial statements during 2009.

Pre-Approval Policy

To help ensure the independence of the independent registered public accounting firm, the audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for our Company by the independent registered public accounting firm, with the exception of up to $20,000 in fees, which may be approved by the audit committee Chairman alone. Pursuant to this policy and subject to this exception, all audit and non-audit services to be performed by the independent auditor during 2010 must be approved in advance by the audit committee. The audit committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full audit committee at its next regularly scheduled meeting.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

All of the services provided by D&T described in the table above were approved by the audit committee.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

President, Chief Executive Officer, Chief Operating Officer and Director

Irvine, California
May 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SENORX, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of SenoRx, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 7, 2010 and hereby appoints John T. Buhler and Gregory D. Waller, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2010 Annual Meeting of Stockholders of SenoRx, Inc. to be held on June 8, 2010, at 9:00 a.m., local time, at SenoRx’s offices located at 3 Morgan, Irvine, California 92618, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

						Please Mark your votes as indicated		☒

1.	Election of Directors	FOR	AGAINST	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of our Company for the fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

CLASS III NOMINEES:
Kim D. Blickenstaff		☐	☐
John T. Buhler		☐	☐
Gregory D. Waller		☐	☐

THE STOCKHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE BY STRIKING THROUGH THE INDIVIDUAL’S NAME ABOVE
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS III DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

SIGNATURE(S)	SIGNATURE(S)	Date:	, 2010

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. If the stock you are voting is registered in the name of two or more persons, each should sign.  Persons signing in a fiduciary capacity should use their respective titles.   If shares are held by joint tenants or as community property, both parties should sign.  If shares are held by a corporation, please give the full corporate name and have a duly authorized officer sign, stating title, and if the shares are held by a partnership, please have an authorized person sign in the name of the partnership.

Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Stockholders

This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K are available at http://investor.senorx.com/annuals.cfm.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until 10:59 PM Pacific Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.investorvote.com		1-800-652-8683		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.